EXHIBIT 99.1
FOR IMMEDIATE RELEASE
July 29, 2024

Darling Ingredients Director Michael E. Rescoe Retires from Board

IRVING, Texas, – Darling Ingredients Inc. (NYSE: DAR), today announced that long-time board member Michael E. Rescoe has retired from its board. Mr. Rescoe joined the Darling Ingredients board in 2017, after previously serving on the board from 2011 to 2014.

“On behalf of the board of directors, I would like to thank Mike for his many years of dedicated service,” said Randall C. Stuewe, Chairman and Chief Executive Officer. “Mike’s significant and meaningful contributions to Darling Ingredients have helped transform our company. His extensive knowledge and experience helped grow our business and expand our global footprint. We wish Mike all the best in retirement.”

Mr. Rescoe’s experience across a wide cross-section of industries – from finance to energy and technology to development and manufacturing – played an important role in guiding the company through significant growth in its diverse business initiatives during his collective tenure on the board.

About Darling Ingredients
A pioneer in circularity, Darling Ingredients Inc. (NYSE: DAR) takes material from the animal agriculture and food industries, and transforms them into valuable ingredients that nourish people, feed animals and crops, and fuel the world with renewable energy. The company operates over 260 facilities in more than 15 countries and processes about 15% of the world’s animal agricultural by-products, produces about 30% of the world’s collagen (both gelatin and hydrolyzed collagen), and is one of the largest producers of renewable energy. To learn more, visit darlingii.com. Follow us on LinkedIn.

# # #

Darling Ingredients Contacts
Investors: Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com

Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com